Exhibit 10.2

BEFORE THE KANSAS DEPARTMENT OF HEALTH AND ENVIRONMENT

IN THE MATTER OF:
MGP Ingredients, Inc.	Case No. 04-E-0034
1300 Main Street
P.O. Box 130
Atchison, Kansas 66002-0130

Source ID No. 0050002

CONSENT AGREEMENT AND FINAL ORDER OF THE SECRETARY

The parties hereto, the Kansas Department of Health and Environment (KDHE) and MGP Ingredients, Inc. (MGP), having agreed that settlement of this matter is in the best interests of the parties and the public health and the environment, hereby represent and state as follows:

JURISDICTION

1.                                       The KDHE is a duly authorized agency of the State of Kansas created by an act of the legislature.

2.                                       The Secretary of the KDHE (Secretary) has general jurisdiction over matters involving the environment and the public health and safety of the people of Kansas, K.S.A. 65-101 et seq., including general jurisdiction of matters involving air quality pursuant to the Kansas air quality act, K.S.A. 65-3001 et seq.

3.                                       MGP is a Kansas corporation licensed to do business in the state of Kansas in accordance with Kansas laws and is subject to K.S.A. 65-3001 et seq.

4.                                       The Secretary has authority and jurisdiction to issue this Consent Agreement and Final Order of the Secretary (CAO) and to enforce same. In any action by KDHE to enforce the terms of this CAO, MGP agrees not to contest the authority or jurisdiction of the Secretary to issue this CAO. The terms of this CAO shall be construed by the law of the state of Kansas.

STATEMENT OF PURPOSE

5.                                       In entering into this CAO it is the mutual objective of KDHE and MGP to: (1) resolve all claims against MGP for all identified violations of the Kansas air quality act, K.S.A. 65-3001 et seq. and regulations adopted thereunder, addressed in this CAO; (2) establish a schedule by which MGP will achieve regulatory compliance; and (3) assess an appropriate civil penalty for those violations cited in the CAO.

PARTIES BOUND

6.                                       This CAO shall apply to and be binding upon the parties, their agents, successors, and assigns and upon all persons, contractors, and consultants acting under or for either the KDHE or MGP or both.

7.                                       The parties agree to undertake all actions required of them by the terms and conditions of this CAO.

8.                                       Notwithstanding the terms of any contract, MGP is responsible for compliance with this CAO and for insuring that its contractors and agents comply with this CAO.

9.                                       The activities conducted under this CAO are subject to approval by KDHE. MGP shall provide all necessary information consistent with this CAO requested by KDHE.

LIABILITY

10.                                 Nothing in this CAO shall be construed as an admission of any fact or an acknowledgment of any liability by any party. Nothing herein shall be legally binding or have any effect on the position of the parties on any matter that may be included in any other agreements negotiated between them. Neither the State of Kansas, nor any agency thereof shall be held out as a party of any contract entered into by MGP in carrying out activities pursuant to this CAO.

FINDINGS OF FACT

11.                                 MGP owns and operates an ethanol production facility in Atchison. MGP receives corn and milo which is then milled, mixed with water and starch water, cooked, and fermented. After fermentation, the raw material is distilled to produce ethanol. Distillation separates the liquid ethanol from the corn meal, which MGP may dry or sell as wet mash for animal feed. KDHE alleges that the ethanol plant was modified in such a manner that may have resulted in a significant net emission increase in accordance with 40 C.F.R. Part 52 or the Prevention of Significant Deterioration (PSD) regulations. KDHE adopted the PSD regulations at K.A.R. 28-19-350. KDHE further alleges that MGP failed to obtain a PSD permit authorizing the modification.

12.                                 KDHE alleges that the emissions of volatile organic compounds (VOCs) from the distilled dried grain with solubles (DDGS) dryers had been historically underestimated.

13.                                 KDHE further alleges that MGP may have failed to comply with K.A.R. 28-19-720, which adopts by reference 40 C.F.R. Part 60 Subparts Db, Kb and VV; and K.A.R. 28-19-750, which adopts by reference 40 C.F.R. Part 63 for the equipment described in paragraph 23 of this CAO.

CONCLUSIONS OF LAW

14.                                 MGP is a person within the meaning of K.S.A. 65-3002(i).

15.                                 The Secretary is authorized to issue orders for compliance with air quality statutes and regulations as set forth in K.S.A. 65-3011.

16.                                 K.S.A. 65-3025(c) states it is unlawful for any person to violate any provision of an approval or permit issued and any rule or regulation promulgated under the Kansas air quality act.

17.                                 K.S.A. 65-3018(a) provides that the Secretary, upon finding a person has violated any provision of K.S.A. 65-3025, may impose a penalty not to exceed $10,000 per day which shall constitute an actual and substantial economic deterrent to the violation for which it is assessed.

18.                                 K.A.R. 28-19-350(a), Prevention of significant deterioration of air quality, applies to the construction of major stationary sources and major modifications of stationary sources as defined in 40 C.F.R. 52.21 in areas of the state designated as attainment areas or unclassified areas for any pollutant under the procedures prescribed by section 107(d) of the federal clean air act.

19.                                 K.A.R. 28-19-350(b) adopts by reference 40 C.F.R. 52.21, as in effect on July 1, 2000.

20.                                 K.A.R. 28-19-720, New source performance standards, adopts by reference 40 C.F.R. Part 60, Subparts Db, Kb and VV.

21.                                 K.A.R. 28-19-750, Hazardous air pollutants; maximum achievable control technology, adopts by reference 40 C.F.R. Part 63.

22.                                 Based on the above finding of facts and conclusions of law, the Secretary alleges that MGP may have violated K.A.R. 28-19-350, K.A.R. 28-19-720, K.A.R. 28-19-750 and K.S.A. 65-3025.

SCHEDULE OF COMPLIANCE

Emission Limits

23.                                 MGP shall implement a plan for the installation of air pollution control technology (Control Technology Plan or CTP) capable of meeting the following emission level reductions for the identified units in subparagraphs (a) through (1). MGP’s CTP, which has been approved by MGP, is Attachment 1 to this CAO.

a.                                       DDGS Dryer: The existing DDGS dryers shall be removed or made inoperable and replaced with a new Swiss Combi dryer. The new Swiss Combi dryer shall meet the following requirements. Either 95% reduction of VOC emissions or emissions no higher than 10 parts per million (PPM)

of VOC, at MGP’s option; either 90% reduction of carbon monoxide (CO) emissions or emissions no higher than 100 PPM of CO, at MGP’s option; and reduction of particulate matter (PM) and PM with an aerodynamic diameter less than or equal to a nominal 10 micrometers (PM10) based on operation of the new dryer system as specified in Paragraph 26 and the approved CTP and as established after initial performance testing pursuant to Paragraph 31 of this CAO. The dryer shall be equipped with Low-NOX burners with an emission limit equal to or less than 0.08 lb/MMBtu. MGP may continue to operate and produce wet cake during periods of DDGS dryer downtime.

b.                                      Centrate Tank (Defined as Whole Slop Tanks and Centrifuge Vents): Either 95% reduction of VOC emissions or emissions no higher than 20 PPM of VOC, at MGP’s option.

c.                                       Fermentation Units (Including the Beer Well): Either 95% reduction of VOC emissions or emissions no higher than 20 PPM of VOC, at MGP’s option.

d.                                      Distillation Units (Including Miscellaneous Process Vents): Either 95% reduction of VOC emissions or emissions no higher than 20 PPM of VOC, at MGP’s option. Insignificant process vents are not required to meet this VOC limitation.

e.                                       Existing Boilers (Boilers #6, #7 and #8): MGP shall comply with the oxides of nitrogen (NOX) limits specified in Paragraphs 27 and 28 of this CAO. In addition, beginning on the date the CAO is issued MGP shall discontinue the use of fuel oil in Boilers #6 and #7.

f.                                         Ethanol Loadout (Truck): Install equipment for the total capture of VOCs and operate a closed loop system vented to a flare for the destruction of captured VOCs. Emissions from trucks dedicated to non-fuel use do not need to be muted to a closed vent system and flare, provided MGP provides documentation to the satisfaction of KDHE that the trucks are dedicated to non-fuel use. Fuel, for the purpose of this CAO and the attached CTP, shall be defined as a petroleum based product such as gasoline. Denatured ethanol and pure ethanol shall be defined as non-fuels.

g.                                      Ethanol Loadout (Railcar): All railcars shall be dedicated as non-fuel use only.

h.                                      New Source Performance Standards (NSPS): Identify and implement applicable NSPS requirements codified at 40 C.F.R. Part 60. The following NSPS apply: NSPS Subpart Db (Industrial-Commercial-Institutional Steam Generating Units); NSPS Subpart Kb (Volatile Organic Liquid Storage Vessels); and NSPS Subpart VV (Equipment

Leaks of VOC in the Synthetic Organic Chemicals Manufacturing Industry).

The following storage vessels are subject to NSPS Kb: T4324 and T4325.

At the time of CAO issuance, the following units, and auxiliary equipment associated with each unit, were determined not to be subject to NSPS Subpart VV because the equipment was used for the sole purpose of producing beverage alcohol: (1) DC1520 ED Column; (2) DC1530 HQ Rectifier; (3) DC1550 Demethylizer; (4) DC1590 Recycle Rectifier; (5) DC1580 and DC1581 Gin Stills; (6) DC1587 Low Proof Gin Still; (7) ADS1591 and ADS1592 Mole Sieves; (8) T1582 and T1583 Gin Still Product Tanks; and (9) T1586 Low Proof Gin Still Product Tank. At the time of CAO issuance, the DC1510 Beer Still was not subject to NSPS Subpart VV because the unit was installed in 1976 and had not been modified or reconstructed since the effective date of NSPS Subpart VV.

All equipment not specifically listed in the above paragraph is subject to NSPS Subpart VV including the following units, and auxiliary equipment associated with each unit: (1) T1560 5,000 Gallon Recovery Rectifier Feed Tank; (2) DC1560 Recovery Rectifier; and (3) ADS1571 and ADS1572 Mole Sieves.

i.                                          Fugitive Dust Control PM/PM10: The program described in the approved CTP shall be implemented to minimize fugitive dust emissions from the facility operations.

j.                                          Additional Requirements for Hazardous Air Pollutants (HAPs): Beginning April 1, 2007, MGP shall continually operate the facility so as not to exceed source-wide allowable emissions of 9.0 TPY for any single HAP or 24.0 TPY for all HAPs based on a 12-month rolling sum, rolled monthly, and recorded monthly, or comply with applicable sections of 40 C.F.R. Part 63. For the first eleven months, beginning April 1, 2007, compliance with the 12-month rolling sum will be demonstrated based on the schedule to meet applicable emission caps as set forth in the approved CTP. If, based on emissions testing as set forth in the approved CTP, additional control measures are required to meet the 9.0 or 24.0 TPY emission caps, such control measures shall be implemented and included in the permit application required under Paragraph 39, or comply with applicable sections of 40 C.F.R. Part 63.

k.                                       New Gas Boiler (Alternative Scenario): In lieu of retrofitting existing boilers with Low-NOX burner(s), MGP may elect to install a new boiler and permanently disconnect the existing boiler(s) that will not be retrofitted with Low-NOX burner(s). The new boiler shall be installed with Low-NOX burner(s) and a NOX emission limit equal to or less than 0.04 lb NOX/MMBtu shall apply to the new boiler.

l.                                          Grain Unloading and Feed Loading Source Dust Control: Install a PM control system on the north and south grain unloading systems that limits emissions of PM to less than or equal to 0.01 grains/dscf. Install a “dead box” to reduce the velocity of feed to the loadout containers.

24.                                 MGP shall install air pollution control technology capable of meeting the emission level reductions for the Swiss Combi DDGS dryer, centrate tank, the fermentation units, the distillation units, existing boilers, ethanol truck and railcar loadout (with the exception of vehicles dedicated to non-fuel use) and grain unloading and feed loading systems in accordance with the schedule in the approved CTP. Beginning no later than 180 days following the start-up of each piece of control equipment required in the CTP for these units, MGP shall operate each unit only in accordance with the operating parameters set forth in the CTP. MGP may utilize existing control equipment to meet the limits set forth in the CAO.

25.                                 By no later than October 1, 2006, MGP shall replace the existing DDGS dryers with a DDGS dryer capable of meeting the emission limits set forth in paragraph 23(a).

26.                                 PM and PM10 Emission Limit for DDGS Dryer: By no later than 90 days following the initial performance test of the DDGS dryer as required in Paragraphs 23(a) and 31, MGP shall propose PM and PM10 emission limits for the DDGS dryer based on the data collected from initial performance testing and other available pertinent information. MGP shall immediately comply with the proposed emission limit. KDHE will use the data collected and other available pertinent information to establish limits for PM and PM10. KDHE shall provide written notice to MGP of the established limit and the established limit shall be incorporated into and enforceable under this CAO. If the limit established by KDHE is more stringent than the limit proposed by MGP, then MGP shall have 60 days from the date of written notice to comply with the established limit, unless within the 60 day period, MGP contests the KDHE proposed limit, by invoking the Dispute Resolution process as described in this CAO. Until a limit is established under the Dispute Resolution process herein, MGP shall comply with the emission limit it proposed under this Paragraph.

27.                                 NOX Emission Limit for Boilers #6 and #7: By no later than 30 days after the existing DDGS dryers are removed or made inoperable, the owner or operator shall limit the NOX emissions from Boilers #6 and #7 to 184 tons during each consecutive 12-month period. MGP shall use the following equation to calculate the monthly NOX emissions:

ENOx                =                     Q             x          EF           x              CF

Where:           ENOX          =          Monthly NOX emissions (tons/month)

Q                 =          Monthly fuel gas usage (mmscf/month)

EF               =          NOX emission factor (lbs/mmscf). The emission factor

              at the time of CAO issuance was 280 lbs/mmscf.

CF               =          Weight conversion factor (1 ton/2000 lbs)

MGP shall maintain records of the compliance determination for the NOX limit. These records shall be updated no later than the last day of the month following the last month of each consecutive 12-month period.

As indicated in the CTP, this 184 tons per year NOX limit is an interim limit. By no later than September 1, 2008, MGP shall remove or make inoperable Boilers #6 and #7 or equip the boilers with Low-NOX burners with a NOX emissions limit of 0.04 lbs/MMBtu.

28.                                 NOX Emission Limit for Boiler #8: By no later than July 1, 2006, MGP shall equip Boiler #8 with a Low-NOX burner and the boiler shall be subject to a NOX emissions limit of 0.04 lbs/MMBtu.

29.                                 Source-wide VOC Emission Cap: MGP shall accept source-wide allowable emission caps for the facility equivalent to 95 TPY for VOCs for a period of twenty-four months or until termination of this CAO whichever is later. Beginning April 1, 2007, MGP shall continually operate the Facility so as not to exceed the source-wide allowable emission caps of 95 TPY for VOCs based on a 12-month rolling sum, rolled monthly, and recorded monthly. For the first eleven months, beginning April 1, 2007, compliance with the 12-month rolling sum will be demonstrated based on a schedule to meet applicable emission caps as set forth in the approved CTP.

Compliance Demonstration

30.                                 MGP shall demonstrate continuous compliance with the emission limits established under this CAO by the use of performance testing, parametric monitoring, recordkeeping and reporting, or initial and periodic compliance testing, as appropriate, as set forth in the approved CTP. Until termination of the CAO, MGP shall (1) conduct annual performance tests on the DDGS dryer and (2) conduct performance tests on all other units in accordance with the frequency set forth in Attachment 2. All such tests shall be conducted using the methods set forth in 7.0 of the approved CTP to demonstrate compliance with the emission limits therein unless this requirement is waived in writing by KDHE.

31.                                 By no later than 180 days following the start-up of the last piece of control equipment or by no later than 180 days after the installation of the new DDGS dryer, as required in the approved CTP, whichever is later, MGP shall demonstrate through an initial performance test that it has met the required destruction efficiency and/or emission limit of each emissions unit as specified in the approved CTP.

32.                                 All performance testing protocol shall be submitted to KDHE for review at least thirty (30) days prior to testing. The performance testing shall be conducted in accordance with EPA promulgated methods and any other test protocols approved by the parties. Within sixty (60) days of the test date, test results shall be submitted to KDHE.

Record Keeping/Reporting

33.                                 Beginning with the first full calendar quarter following lodging of this CAO, MGP shall submit written reports within 30 days following each calendar quarter to KDHE that itemize CAO requirements and the approved CTP requirements, the applicable deadlines, the dates the tasks were completed, unit emissions data and data to support MGP’s compliance status with the terms of this CAO. Reports shall be sent to Mr. Victor Cooper, Bureau of Air & Radiation, 1000 SW Jackson, Suite 310, Topeka, Kansas 66612. Emissions data may be submitted in electronic format.

34.                                 MGP shall maintain records to demonstrate compliance with New Source Performance Standards (NSPS), 40 C.F.R., Part 60, Subparts Db and Kb; and MGP’s fugitive dust management program as described in the approved CTP.

35.                                 MGP shall maintain records to demonstrate compliance with the source wide VOC cap required under paragraph 29.

36.                                 MGP shall maintain control technology performance criteria monitoring data and records as set forth in the approved CTP, and shall make them available to KDHE upon demand as soon as practicable.

37.                                 MGP shall preserve and retain all records and documents now in its possession or control, or which come into its possession or control, that support the reporting and compliance requirements in this CAO for a period of three years following the termination of this CAO, unless other regulations require the records to be maintained longer.

38.                                 All notices and reports from MGP required under this CAO shall contain the following certification and may be signed by an owner or operator of the company responsible for environmental management and compliance:

“I certify under penalty of law that I have personally examined the information submitted herein and that I have made a reasonable inquiry of those individuals immediately responsible for obtaining the information and that to the best of my knowledge, the information submitted herewith is true, accurate, and complete. I am aware that there are significant penalties for submitting false information, including the possibility of fine and imprisonment.”

Permitting

39.                                 By no later than 180 days after the execution of this CAO, MGP shall apply for a federally-enforceable construction permit. MGP shall include in its application the emission limits, monitoring and record keeping requirements of the approved

CTP and this CAO as applicable. These emission limits, monitoring and record keeping requirements shall remain applicable to the source for the life of its operation or until changed through a permit modification.

40.                                 By no later than 180 days following start-up of the last piece of control equipment or replacement of the dryer, whichever is later, MGP shall apply to KDHE for modification to its federally enforceable permits to incorporate those emission limits, monitoring parameters, and record keeping set forth in this CAO that have not already been incorporated into the appropriate permits as required in Paragraph 39. MGP does not waive any rights it has to appeal or otherwise contest any permit requirements that it did not specifically include in its applications required under Paragraphs 39 and 40.

ASSESSMENT OF A CIVIL PENALTY

41.                                 Pursuant to K.S.A. 65-3018 and K.S.A. 65-3025, it is the intent of KDHE to assess a civil penalty in this matter. In consideration of the facts surrounding this event, KDHE has concluded that MGP shall pay a civil penalty in the amount of $26,000.00 for the alleged violations of K.A.R. 28-19-350, K.A.R. 28-19-720, K.A.R. 28-19-750 and K.S.A. 65-3025.

A check or money order in the amount of $26,000.00, made payable to the Kansas Department of Health and Environment, is to be submitted to Mr. Victor Cooper, Bureau of Air and Radiation, Kansas Department of Health and Environment, 1000 SW Jackson, Suite 310, Topeka, Kansas 66612-1366, within 30 days of execution of this CAO by the parties.

42.                                 Failure or refusal to comply with this CAO, or any portion thereof, shall subject MGP to the imposition of further civil penalties and court action to enforce the terms of the CAO. MGP reserves the right to contest such penalties and court action.

FORCE MAJEURE, EXCUSABLE DELAY, MODIFICATION

43.                                 The following shall constitute the governing terms for force majeure, excusable delay and modification of the CAO.

a.                                       MGP shall perform the requirements under this CAO within the time limits set forth herein unless, the performance is prevented or delayed solely by events which constitute a force majeure. For purposes of this CAO a force majeure is defined as any event beyond the control of MGP which could not be overcome by due diligence and which delays or prevents performance by a date required by this CAO. Such events do not include increased costs of performance or changed economic circumstances. Any delay caused in whole or in part by action or inaction by state authorities shall be considered a force majeure and shall not be deemed a violation of any obligations required by this CAO.

b.                                      MGP shall have the burden of proving all claims of force majeure. Failure to comply by reason of force majeure shall not be construed as a violation of this CAO.

c.                                       MGP shall notify KDHE in writing within seven days after becoming aware of an event which MGP knew, or should have known, constituted force majeure. Such notice shall estimate the anticipated length of delay, its cause, measures to be taken to minimize the delay, and an estimated timetable for implementation of these measures. Failure to comply with the notice provision of this section shall constitute a waiver of the MGP right to assert a force majeure claim and shall be grounds for KDHE to deny MGP an extension of time.

d.                                      Within seven days of the receipt of written notice from MGP of a force majeure event, KDHE shall notify MGP of the extent to which modifications to this CAO are necessary. In the event that KDHE and MGP cannot agree that a force majeure event has occurred, or if there is no agreement on the length of the extension, the dispute shall be resolved as set forth in a paragraph numbered 44 Dispute Resolution.

e.                                       Any modifications to any provision of this CAO shall not alter the schedule for performance or completion of other tasks required by this CAO unless specifically agreed to by the parties in writing and incorporated into this CAO.

f.                                         This CAO may be amended by mutual agreement of KDHE and MGP. Such amendments shall be in writing, shall have as their effective date the date on which they are signed by both parties and shall be incorporated into this CAO.

DISPUTE RESOLUTION

44.                                 The parties recognize that a dispute may arise between them regarding implementation of the action to be taken as herein set forth or other terms or provisions of this CAO.

a.                                       If such dispute arises, the parties will endeavor to settle it by informal negotiations between themselves. If the parties cannot resolve the issue informally within a reasonable period of time, either of the parties may notify the other in writing stating its position with regard to the dispute and the reasons therefor. A party receiving such a notice of dispute will respond in writing within five (5) business days stating its position. KDHE or MGP shall then have an additional five (5) business days period to respond. If the parties are still unable to reach an agreement, the matter shall be referred to the KDHE Director of Environment, who shall decide the matter and provide a written statement of his decision which shall be incorporated into the CAO.

b.                                      This dispute resolution procedure shall not preclude any party from having direct recourse to court if otherwise available by applicable law.

BEST PROFESSIONAL JUDGMENT

45.                                 The requirements of this CAO represent the best professional judgment of KDHE at this time based on the available information. If circumstances change significantly so that data indicates an immediate threat of danger to the public health or safety or the environment or a significantly different threat other than the alleged deficiencies addressed herein, then KDHE reserves the right to modify dates or requirements herein as it deems reasonably necessary and MGP reserves the right to appeal any such modifications or additional requirements.

OTHER CLAIMS AND PARTIES

46.                                 Nothing in this CAO shall constitute or be construed as a release for any claim, cause of action or demand in law or equity against any person, firm, partnership, or corporation not a signatory to this CAO for any liability it may have arising out of or relating in any way to the subject violations alleged in this CAO.

EFFECTIVE DATE, TERMINATION

47.                                 This CAO shall become effective when signed by the Secretary of the Department of Health and Environment.

48.                                 This CAO will be terminated upon written notice by KDHE to MGP that all provisions of the CAO have been completed. Such notice shall not be unreasonably withheld.

AUTHORIZATION OF SIGNATORIES TO EXECUTE THE CONSENT ORDER AND BIND THE PARTIES

49.                                 The parties hereto have affixed their signatures on the dates inserted below to acknowledge their agreement to this CAO. The signatories to this CAO certify that they are authorized to execute and legally bind the parties they represent to this CAO.

/s/ Roderick L. Bremby	/s/ David E. Rindom
Roderick L. Bremby, Secretary	David E. Rindom, VP of HR
Kansas Department of Health &	MGP Ingredients, Inc.
Environment

1/11/06	12/21/05
Date	Date

ATTACHMENT 1

Control Technology Plan

For
MGP Ingredients, LLC

1300 Main Street

Atchison, Kansas 66002

contents

1.0	Introduction	1-1

2.0	Emission Units Requiring Pollution Control Equipment	2-1

3.0	Engineering Design Criteria for Pollution Control Equipment	3-1

4.0	Emission Limits From Pollution Control Equipment	4-1

5.0	Pollution Control Equipment Installation Schedule	5-1

6.0	Monitoring Parameters for Pollution Control Devices	6-1

7.0	Pollution Control Device Performance Test Schedule and Test Methods Used	7-1

8.0	Fugitive Dust Emission Control Program	8-1

1.0 INTRODUCTION

This Control Technology Plan (CTP) is an integral part of the CAO. This CTP contains:

a)                Identification of all units to be controlled;

b)               Engineering design criteria for all proposed controls capable of meeting the emission levels required by the CAO;

c)                Proposed short-term and long-term emission limits and controlled outlet concentrations for each pollutant as appropriate;

d)               A schedule for expedited installation with specific milestones applicable on a unit-by-unit basis;

e)                Proposed monitoring parameters for all control equipment and parameter ranges;

f)                  Identification of all units to be emission tested and a schedule for initial tests and retests;

g)               The test methods that will be used to demonstrate compliance with the emission levels set forth in the CAO;

h)               Program for minimization of fugitive dust emissions from facility operations.

1-1

2.0 EMISSION UNITS REQUIRING POLLUTION CONTROL EQUIPMENT

The following emission units, fugitive sources, and control equipment have been designated as affected units in the CAO and have emission limits requiring pollution control technology.

Unit Description	Control Equipment Description
DDGS Dryer	Replace existing DDGS dryers with a Swiss Combi dryer equipped with Low-NOX burner(s)

Centrate Tank (Defined as Whole Slop Tanks and Centrifuge Vents)	Scrubber

Fermentation Units (Including the Beer Well)	Scrubber

Distillation Unit (Including Miscellaneous Process Vents)	Scrubber

Existing Boilers #6 and #7	(1) Interim NOX limit; and

(2) Either retrofitting with Low-NOX burner(s) or removal of the boiler; and

(3) Discontinuation of the use of fuel oil.

Existing Boiler #8	Retrofit with Low-NOX burner

Cooling Cyclone	Replace existing DDGS dryers with a Swiss Combi dryer equipped with Low-NOX burner(s).

Ethanol Truck Loadout	Flare, unless truck is dedicated to non-fuel use

Truck/Car Traffic	Fugitive Dust Control Program

Grain Unloading Systems - North and South	PM Control System

Feed Loading Systems	“Dead Box”

New Gas Fired Boiler (Alternative Scenario)	Low-NOX Burner(s)

2-1

3.0 ENGINEERING DESIGN CRITERIA FOR POLLUTION CONTROL EQUIPMENT

Any deviation from the design criteria listed here shall be reported in the quarterly reports required under this CAO. The specific design criteria listed here are preliminary and subject to change pending development of additional data. Changes to the requirements listed in the following table shall be considered non-material modifications under this CAO, provided MGP obtains written approval of the change(s) from KDHE.

Process Description	Control Device Description	Design Operating Parameters
Centrate Tank	Scrubber	Gas Flow Rate: to be determined

Water Flow Rate: to be determined

Pressure Drop: to be determined

Fermentation Units (Including the Beer Well)	Scrubber	Gas Flow Rate: to be determined

Water Flow Rate: to be determined

Pressure Drop: to be determined

Distillation Units (Including Misc. Process Vents)	Scrubber	Gas Flow Rate: to be determined

Water Flow Rate: to be determined

Pressure Drop: to be determined

Ethanol Truck Loadout	Flare, unless truck is dedicated to non-fuel use	40 C.F.R. § 60.18 NSPS standards. Flare will be assisted by a pilot flame.

Grain Unloading Systems - North and South	PM Control System	To be determined

Feed Loading System	Dead box(es)	To be determined

3-1

4.0 EMISSION LIMITS FROM POLLUTION CONTROL EQUIPMENT

Unless otherwise stated, all controlled emission limitations (including operating parameter ranges and limits) apply at all times except during periods of previously planned startup and shutdown periods or as otherwise provided under K.A.R. 28-19-11. These startup and shutdown periods shall not exceed the minimum amount of time necessary for these events, and during these events, MGP shall minimize emissions to the greatest extent practicable. To the extent practical, startup and shutdown of pollution control technology systems will be performed during times when process equipment is also shut down for routine maintenance. MGP shall also, to the extent practicable, control emissions during a malfunction event in a manner consistent with good air pollution control practice for minimizing emissions.

Any deviation from the requirements in 4.0 shall be reported in the quarterly reports and as required under other state and federal regulations.

Process Description	Control Device Description	Pollutant	Emission Limit(s)
New Swiss Combi DDGS Dryer(1)	New Dryer	VOC	95% reduction or < 10 ppm, at MGP’s election

	New Dryer	CO	90% reduction or < 100 ppm, at MGP’s election

	New Dryer	PM/PM10	Test and set limit pursuant to this CAO

	Low-NOX burners	NOx	NOX emission limit < 0.08 lb/MMBtu

Centrate Tank	Scrubber	VOC	95% reduction or < 20 ppm, at MGP’s election

Centrate Tank and Distillation Units (Including Misc. Process Vents)	Scrubber	VOC	95% reduction or < 20 ppm, at MGP’s election

Fermentation Units (Including Beer Well)	Scrubber	VOC	95% reduction or < 20 ppm, at MGP’s election

Existing Boilers #6, #7 and #8 (Boilers #6 and #7, if applicable)	Low-NOX burners	NOX	NOX emission limit < 0.04 lb/MMBtu

(1)             MGP may continue to operate and produce wet cake during periods of DDGS dryer downtime.

4-1

Process Description	Control Device Description	Pollutant	Emission Limit(s)
	Discontinue the use of fuel oil	SOX	None

New Boiler (Alternative Scenario)	Low-NOX Burner(s)	NOx	NOx emission limit < 0.04 lb/mmBtu

Ethanol Truck Loadout	Flare, unless truck is dedicated to non-fuel use	VOC	95% reduction

Grain Unloading Systems - North and South	PM Control System	PM/PM10	0.01 grains/dscf

Feed Loading System	Dead box(es)	PM/PM10	20% opacity

NOX Emission Limit for Boilers #6 and #7: By no later than 60 days after the new Swiss Combi DDGS dryer becomes operational, the owner or operator shall limit the NOX emissions from Boilers #6 and #7 to 184 tons during each consecutive 12-month period. MGP shall use the following equation to calculate the monthly NOx emissions:

	ENOx	=	Q x EF x CF

Where:	ENOX	=	Monthly NOX emissions (tons/month)

	Q	=	Monthly fuel gas usage (mmscf/month)

	EF	=	NOX emission factor (lbs/mmscf). The emission factor
at the time of CAO issuance was 280 lbs/mmscf.

	CF	=	Weight conversion factor (1 ton/2000 lbs)

MGP shall maintain records of the compliance determination for the NOX limit. These records shall be updated no later than the last day of the month following the last month of each consecutive 12-month period.

This 184 tons per year NOX limit is an interim limit. By no later than September 1, 2008, MGP shall remove Boilers #6 and #7 or equip the boilers with Low-NOX burners with a NOX emissions limit of 0.04 lbs/MMBtu.

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5.0 POLLUTION CONTROL EQUIPMENT INSTALLATION SCHEDULE

MGP shall install, shake down, and start up the following air pollution control equipment (or optimize existing equipment) and begin complying with the emission limits required by the CAO by the following dates:

Unit Description	Control Equipment	Date
New Swiss Combi DDGS Dryer	Replacement of existing DDGS dryers with a Swiss Combi dryer equipped with Low-NOX burners capable of meeting emission limits in CAO. The existing DDGS dryers shall be removed or made in operable.	October 1, 2006

Centrate Tank	Scrubber	8 months after the issuance of the CAO

Fermentation Units (Including Beer Well)	Scrubber	8 months after the issuance of the CAO

Distillation Units (Including Miscellaneous Process Vents)	Scrubber	8 months after the issuance of the CAO

Existing Boilers #6 and #7	Low-NOX Burner(s), remove boilers or make boilers inoperable	September 1, 2008

	Interim NOX limit as described in Section 4.0 of CTP	30 days after the date the existing DDGS dryers are removed or made inoperable.

	Discontinue the use of fuel oil	Upon issuance of the CAO

Existing Boiler #8	Low-NOX Burner and FGR	July 1, 2006

New Boiler (Alternative scenario)	Low-NOX Burner(s)	Upon start up of the boiler

Ethanol Truck Loadout	Flare	8 months after the issuance of the CAO

Grain Unloading Systems - North and South	PM Control System	16 months after the issuance of the CAO

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Unit Description	Control Equipment	Date
Feed Loading System	“Dead Box”	12 months after the issuance of the CAO

Truck Traffic Fugitive Dust Program	Road Sweeper	4 months after issuance of the CAO

In accordance with the CAO, beginning April 1, 2007, MGP shall limit VOC emissions from the facility to less than 95 tons per year. Also beginning April 1, 2007, MGP shall limit emissions of each individual HAP to less than 9.0 tons per year and the combination of all HAPs to less than 24.0 tons per year. During the first 11 months, beginning April 1, 2007, the facility will maintain the following source-wide emission limits in Tons Per Year:

	Mo 1	Mo 2	Mo 3	Mo 4	Mo 5	Mo 6	Mo 7	Mo 8	Mo 9	Mo 10	Mo 11
Source-wide VOC	12	24	36	45	56	64	72	80	84	88	92

Individual HAP	1.6	3.2	4.0	4.8	5.6	6.4	7.2	8.0	8.2	8.5	8.8

Total HAPs	3.0	6.0	9.0	12	14	16	18	20	21	22	23

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6.0 MONITORING PARAMETERS FOR POLLUTION CONTROL DEVICES

The CAO requires that monitoring parameters be established for affected pollution control devices. Beginning no later than 60 days following startup of a control device described below, MGP agrees to the following monitoring parameters for each of the affected pollution control devices. All monitoring data collected above shall be recorded and maintained on-site. Any deviations of monitoring frequency, record keeping and range shall be reported in the quarterly reports and as required under other state and federal regulations.

Control Device Description	Parameter Monitored	Operating Range	Monitoring Frequency
Scrubbers	Liquid Flow Rate	Varies based on design of the individual scrubbers	Continuously
	Pressure Drop	2 to 8 inches of water	Daily

Flare	Presence of a Flame	A device (including but not limited to a flame sensor interlock with truck pumping, a thermocouple, a ultraviolet beam sensor or infrared sensor) capable of detecting presence of a flame	Continuously during ethanol truck loading

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7.0 POLLUTION CONTROL DEVICE PERFORMANCE TEST SCHEDULE AND TEST METHODS USED

The following schedule and methods will be used to demonstrate compliance with the emission limits contained in this CTP and the CAO. MGP shall conduct the following performance testing pursuant to the schedule under paragraphs 30, 31 and 32 of the CAO. The dryer shall be tested annually, and all other units in the CTP according to the schedule set forth in Attachment 2, unless specifically waived in writing by KDHE.

Emission Unit/Control Device	Pollutant(s) Tested	Test Method
Swiss Combi DDGS Dryer/New Dryer equipped with a Low-NOX burner	Total VOC, speciated VOCs and HAPs, NOX, CO, PM/PM10	Method 1, 2, 3, 3A, or 3B, 4, 5/202, 7E, 10, 18 (“as Total VOC Mass”) and 25 or 25A; another EPA promulgated method; in accordance with a test protocol approved by the parties.

Centrate Tank, Fermentation Units (Including Beer Well), and Distillation Units (Including Misc. Process Vents)/Scrubbers	Total VOC, speciated VOCs and HAPs.	Method 1, 2, 3, 3A, or 3B, 4, 18 (“as Total VOC Mass”) and 25 or 25A; another EPA promulgated method; in accordance with a test protocol approved by the parties.

Existing Boilers and New Boiler (Alternative Scenario)/Low-NOX burner(s)	NOX and CO	Method 7E and 10; another EPA promulgated method; in accordance with a test protocol approved by the parties.

Truck Loadout/Flare	VOCs and Visible Emissions

Per 40 CFR 60.18 for open flame flare. For enclosed flame flare, as applicable, Method 1, 2, 3, 3A, or 3B, 4, 18 (“as Total VOC Mass”) and 25 or 25A; another EPA promulgated method; in accordance with a test protocol approved by the parties.

Grain Unloading Systems - North and South/PM Control System	PM/PM10	Method 5; another EPA promulgated method; in accordance with a test protocol approved by the parties.

Feed Loading Systems/”Dead Box”	PM/PM10	Method 9; another EPA promulgated method; in accordance with a test protocol approved by the parties.

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8.0 FUGITIVE DUST EMISSION CONTROL PROGRAM

The objectives of the Fugitive Control Program are to prevent and minimize the release of avoidable fugitive emissions as required by the CAO. The Program describes the procedure MGP will use to control emissions, to determine when emissions are at levels requiring corrective action, and to reduce excessive emissions to acceptable levels.

MGP has existing paved roads (all normal traffic routes) that are used for truck and car traffic at the ethanol plant. MGP will implement the following actions to minimize fugitive dust emissions:

1.                                       MGP will perform weekly visual inspections of the roads.

2.                                       MGP will document the inspection was performed and describe any corrective action taken.

3.                                       MGP will sweep the roads within 48 hours of when fugitive emissions are observed that are caused by car/truck traffic on the roads.

4.                                       In the event that sweeping is not possible due to weather conditions; MGP will use water or mechanical means of removal, if possible, to minimize fugitive dust emissions.

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ATTACHMENT 2

PERFORMANCE TEST FREQUENCY CRITERIA

Proposed Testing Frequency for equipment with concentration or emission limits:

X = Pollutant emissions rate or concentration established during a performance test. Test results used to determine X ideally span three tests or more.

Performance Test Results	Performance Test Frequency
If X > 90% of the most stringent limit	The next performance test must be conducted within 12 months.

If 60% < X < 90% of the most stringent limit	The next performance test must be conducted within 36 months.

If X < 60% of the most stringent limit	The next performance test must be conducted within 60 months.